DATE: March 18, 2009
CONTACT: Susan Munhall, Investor Relations, Hudson City Bancorp, Inc.,
+1-201-967-8290, smunhall@hcsbnj.com
Hudson City Bancorp’s Chairman and CEO
Reaffirms Positive Outlook
PARAMUS, NEW JERSEY—— At a time when the broad financial markets are continuing to decline and the financial institution sector of the market is particularly volatile, Hudson City Bancorp, Inc.’s (“Hudson City”) (NASDAQ: HCBK) Chairman, President and Chief Executive Officer, Ronald E. Hermance, Jr. remains positive about Hudson City’s results and opportunities for 2009.
Mr. Hermance commented, “We feel compelled to provide our shareholders and customers with an interim performance update because of the level of uncertainty which currently exists within the banking industry, the broader financial markets and the economy. For the fourth quarter of 2008 we earned $0.25 per diluted share and analyst consensus for the first quarter of 2009 is $0.25 per diluted share. Given current market conditions, we see this consensus estimate as reasonable. While many banks are cutting their dividends to preserve capital or accepting support from the U.S. government, we do not intend to reduce our quarterly dividend which is currently $0.14 per share. Based on today’s opening price of $10.79, that is a dividend yield of 5.2%. We do not anticipate needing help from the Federal Government at any time.”
During the first two months of 2009, Hudson City grew deposits by $1.26 billion or 6.8% — a record for Hudson City. During this same time period, we had $4.33 billion of time deposits mature with a yield of 3.87%. Our highest time deposit rate for terms of up to one year as of February 28, 2009 was 2.90%. In addition, we opened two new branches so far in 2009 and expect to open three more this year.
Hudson City’s retail first mortgage loan production is up 66% through February 28, 2009 with originations of $646.9 million as compared to $389.4 million for the same two months in 2008. Our 2009 retail originations have an average loan-to-value ratio of 56%. At December 31, 2008, our total first mortgage loan portfolio had an average loan-to-value ratio of 61%. We have been able to grow our retail production by offering highly competitive mortgage rates and attracting mortgage refinancing held by other banks. In addition, the attrition of mortgage lenders in the marketplace has resulted in fewer competitors and increased volume.
The economic recession that started with the housing markets has now resulted in increasing levels of unemployment. Our non-performing loans have increased to $288.6 million or 0.96% of total loans at February 28, 2009 as compared to $217.6 million or 0.74% of total loans at December 31, 2008. While non-performing loans have increased, our asset quality remains solid and our charge-offs have remained relatively low. The strength and flexibility of our balance sheet has allowed us to navigate through this downturn in the economic cycle and to provide additional revenue if needed. As a basis for comparison, non-performing loans as a percentage of total loans at December 31, 2008 was 1.55% for thrifts with assets greater than $10.0 billion. We believe our underwriting standards, including the low loan-to-value ratio of our portfolio has helped mitigate loan losses in this recessionary economic cycle. In addition, Hudson City never participated in the sub-prime lending market and did not originate or purchase other riskier loans such as option ARM loans.
Mr. Hermance commented, “Notwithstanding our relatively strong credit quality, we do expect higher levels of future charge-offs due to defaults from rising unemployment coupled with expected further declines in home values, particularly in the NY Metropolitan area. On the other hand, significantly lower funding costs on deposits, should allow us to absorb larger loan loss provisions resulting in sufficient earnings to maintain our current level of dividends. We also have a strong balance sheet. Our consolidated Tangible Common Equity (TCE) was 8.85% at December 31, 2008 and our total risk based capital was 21.52%. In addition, our securities available for sale portfolio, which consists only of securities issued by U.S. Government-sponsored enterprises, has an unrealized gain of over $200 million at February 28, 2009. Our strong capital position, sources of liquidity and industry leading efficiency allow us to continue to fund prudent loan production and grow the franchise even in these difficult times. I look forward to presenting our quarterly results at our Annual Shareholder Meeting on April 21, 2009.”
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Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. In addition, Hudson City Bancorp is ranked in the top ten bank and thrift holding companies as determined by the size of the residential mortgage portfolio. Hudson City Savings currently operates a total of 129 branch offices in the New York metropolitan area. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.